Exhibit 10.1

Date: December 15, 2022

From: Chad Hoehne, CEO, President & Chairman

To: Robert Siqveland, Secretary & COO

Mr. Siqveland,

As part of a larger restructuring of roles surrounding the operations management of the Company and with grateful recognition of your 27 years of service to Table Trac, Inc. which you have served as Investor Relations, General Sales and Marketing Manager, Salesperson, Corporate Secretary, Compliance Manager, Advisor to the Board and Chief Operations Officer, Table Trac is offering you the following incentives in exchange for separation from employment.

●

Your role with Table Trac is available to you through March 31, 2023. These incentives are yours at the execution of this document. You will receive twelve months of severance based on your current base salary (exclusive of any bonus) to begin on the April 1, 2023. Your severance will be paid in two installments as follows: 75% on April 15, 2023. 25% on January 15, 2024, subject to your continued compliance with Company policies.

●	Acceleration of the vesting in stock options and restricted shares previously awarded to you as follows:

o

20,000 shares of stock options were awarded to you on May 14, 2021. All of these options will be 100% vested as of December 15, 2022. In addition, Section 3 of your Stock Option agreement has been modified to allow 12 months from March 31, 2023 to be exercised.

o	12,500 shares of Restricted Stock Shares were awarded to you on March 25, 2022 of 12,500. As of December 15th, 2022 these shares will be 100% vested.

/s/ Chad Hoehne	12/15/2022
Chad Hoehne President and CEO	Date

Accepted

/s/ Robert Siqveland	12/19/2022
Robert Siqveland	Date

6101 Baker Road Suite 206 Minnetonka, MN 55345